CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated August 7, 2025, relating to the financial statements and financial highlights of City National Rochdale Strategic Credit Fund, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Adviser and other Fund Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 25, 2025

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement of City National Rochdale Strategic Credit Fund on Form N-2 (File No. 333-224912) to be filed on or about September 29, 2025 of our report dated July 30, 2024 on our audit of the financial statements and financial highlights as of May 31, 2024 and for each of the years in the four year period ended May 31, 2024, which report was included in the amended Annual Report on Form N-CSR/A filed August 19, 2024.and prior to the effects of reclassification adjustments and correction of an error described in Note 11 of the May 31, 2025 financial statements and financial highlights which were audited by Cohen & Company, LTD, an independent registered public accounting firm. We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Note 11 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Cohen & Company, LTD.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

September 26, 2025